BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Madison Technologies, Inc. Entity or Nevada Business Identification Number (NVID): NV19981253355
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series D Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☒ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The designations, preferences and rights of the Series D Preferred Stock are set forth in Exhibit A attached hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	DocuSigned by: X [signature] 65924CF1E4474BF... Signature of Officer Date: 3/26/2021

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES D CONVERTIBLE PREFERRED STOCK OF MADISON TECHNOLOGIES, INC.

The undersigned, Philip A. Falcone, Chief Executive Officer of Madison Technologies, Inc. (the "**Corporation**"), a corporation organized and existing under Chapter 78 of the Nevada Revised Statues (the "**NRS**"), hereby does certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation by the Corporation's Articles of Incorporation, as amended, and Section 78.315 of the NRS, the Board of Directors on February 16, 2021, adopted the following resolution determining it desirable and in the best interests of the Corporation and its shareholders for the Corporation to create a series of Two Hundred Thirty Thousand (230,000) shares of preferred stock designated as "Series D Convertible Preferred Stock", none of which shares have been issued.

RESOLVED, that the Board of Directors designates the Series D Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES D CONVERTIBLE PREFERRED STOCK

1. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) "**1934 Act**" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(b) "**Affiliate**" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(c) "**Approval Date**" means the first Trading Day following the receipt of Shareholder Approval.

(d) "**Certificate of Designations**" means this Certificate Of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of the Corporation.

(e) "**Common Stock**" means (i) the Corporation's shares of common stock, par value $0.001 per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(f) "**Conversion Date**" shall have the meaning given to it in Section 5 hereto.

(g) "**Conversion Notice**" shall have the meaning given to it in Section 5 hereto.

(h) "**Conversion Rate**" shall equal 1,000 shares of Common Stock to each share of Series D.

(i) "**Convertible Securities**" means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock

(j) "**Conversion Shares**" shall have the meaning given to it in Section 5 hereto.

(k) "**Corporate Event**" shall have the meaning given to it in Section 6 hereto.

(l) "**Corporation**" shall have the meaning given to it in the preamble hereto.

(m) "**Delivery Notice**" shall have the meaning given to it in Section 5 hereto.

(n) "**Distributions**" shall have the meaning given to it in Section 10 hereto.

(o) "**DTC**" shall have the meaning given to it in Section 5 hereto.

(p) "**Fundamental Transaction**" shall have the meaning given to it in Section 6.

(q) "**Holder**" or "**Holders**" means a holder of Series D.

(r) "**Junior Stock**" shall have the meaning given to it in Section 3 hereto.

(s) "**Liquidation Event**" means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole.

(t) "**Liquidation Funds**" shall have the meaning given to it in Section 9 hereto.

(u) "**NRS**" shall have the meaning given to it in the preamble hereto.

(v) "**Options**" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(w) "**Parity Stock**" shall have the meaning given to it in Section 3 hereto.

(x) "**Person**" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(y) "**Principal Market**" means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTCPink, OTCQB, or OTCQX and any successor markets thereto.

(z) "**Restricted Shares**" means shares of the Corporation's Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)): "***The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.***"

(aa) "**SEC**" means the Securities and Exchange Commission or the successor thereto.

(bb) "**Senior Preferred Stock**" shall have the meaning given to it in Section 3 hereto.

(cc) "**Series D**" shall have the meaning given to it in Section 2 hereto.

(dd) "**Series D Certificates**" shall have the meaning given to it in Section 5 hereto.

(ee) "**Share Delivery Deadline**" shall have the meaning given to it in Section 5 hereto.

(ff) "**Shareholder Approval**" shall mean the approval of an amendment to the Corporation's Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized thereunder from 500,000,000 to 6,000,000,000 by a majority of the votes entitled to be cast thereon, whether presented at a special or annual meeting of shareholders of the Corporation and the subsequent filing of such amendment with the Secretary of State of the State of Nevada.

(gg) "**Stated Value**" shall mean $3.32 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the date which the Series D are issued.

(hh) "**Subsidiary**" when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

(ii) "**Trading Day**" means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded, provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., Eastern time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(jj) "**Transfer Agent**" shall have the meaning given to it in Section 5 hereto.

2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as "Series D Convertible Preferred Stock" (the "**Series D**"). The authorized number of Series D shall be Two Hundred Thirty Thousand (230,000) shares. Each share of Series D shall have a par value $0.001 per share.

3. Ranking. Until such time as the holders of at least a majority of the outstanding Series D, expressly consent to the creation of Parity Stock or Senior Preferred Stock (each as defined below) in accordance with Section 15, the Series D shall rank pari passu with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation with the Series E Convertible Preferred Stock and the Series F Convertible Preferred Stock of the Corporation (the "**Parity Stock**"), and all other shares of capital stock of the Corporation shall be junior in rank to all Series D with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as "**Junior Stock**"). The rights of all such Junior Stock shall be subject to the rights, powers, preferences and privileges of the Series D. Without limiting any other provision of this Certificate of Designations, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series D in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the "**Senior Preferred Stock**"), (ii) Parity Stock other than the Series D Convertible Preferred Stock and Series F Convertible Preferred Stock or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the date no Series D remain outstanding.

4. Dividends and Distributions. Each Holder of Series D shall be entitled to receive dividends or distributions on each share of Series D on an "as converted" into Common Stock basis as provided in Section 5 hereof when and if dividends are declared on the Common Stock by the Board of Directors. Dividends shall be paid in cash or property, as determined by the Board of Directors.

5. Conversion.

(a) To convert a share of Series D into shares of Common Stock on any date after the Approval Date (a "**Conversion Date**"), a Holder shall deliver, via electronic mail or otherwise, for receipt on or prior to 11:59 p.m., Eastern time, on such date, a copy of an executed notice of conversion of the share(s) of Series D subject to such conversion in the form attached hereto as **Exhibit I** (the "**Conversion Notice**") to the Corporation setting forth the number of fully-paid and non-assessable shares of Common Stock to which it to be issued as determined by multiplying such share of Series D Preferred Stock by the Conversion Rate (such shares of Common Stock issuable upon Conversion, the "**Conversion Shares**"). On or before the second Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto as **Exhibit II**, of receipt of such Conversion Notice to such Holder and the Corporation's transfer agent (the "**Transfer Agent**"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the third Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule, regulation, Trading Market Rule or other customary applicable policy for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the "**Share Delivery Deadline**"), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation's ("**DTC**") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled.

(b) Unless the Conversion Shares are covered by a valid and effective registration under the Securities Act, such shares shall be issued as Restricted Shares. Notwithstanding the above, if requested by the Holder, the Corporation shall cause its counsel at the Corporation's expense to issue any necessary legal opinion (to the extent lawful) in order to permit sales of the Common Stock pursuant to Rule 144 under the Securities Act or under another applicable exemption from the registration requirements; provided that (i) an exemption under Rule 144 under the Securities Act or another applicable exemption from the registration requirements is available with respect to such shares, and (ii) the Holder provides the Corporation and the legal counsel providing the necessary opinion with such representations and other related information reasonably requested in order for such legal counsel to issue the legal opinion.

(c) The Holder shall be deemed to have become a shareholder of record on the Conversion Date. Immediately upon conversion, the rights of the Holders as such with respect to the Series D so converted shall cease and the persons entitled to receive the shares of Common Stock upon the conversion of such shares of Series D shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock.

(d) If any Conversion of Series D would result in the issuance of a fractional share of Common Stock to any Holder, such fractional share shall be payable in cash based upon the market value of the Common Stock on the Principal Market prior to the date of Conversion and the number of shares of Common Stock issuable upon Conversion of the Series D Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(e) The issuance of certificates for shares of Common Stock upon Conversion of the Series pursuant to Section 5 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof.

(f) The Corporation shall not effect the conversion of any of the Series D held by a Holder, and such Holder shall not have the right to convert any of the Series D held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder would beneficially own in excess of 4.99% (the "**Maximum Percentage**") of the shares of Common Stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.99% by such Holder by written notice from such Holder to the Corporation, which notice shall be effective 61 calendar days after the date of such notice). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder shall include the number of shares of Common Stock held by such Holder plus the number of shares of Common Stock issuable upon conversion of the Series D with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series D beneficially owned by such Holder and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including any convertible notes, convertible preferred stock or warrants) beneficially owned by such Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(d). For purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the Rules thereunder. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Series D without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent,

if any, setting forth the number of shares of Common Stock outstanding (the "**Reported Outstanding Share Number**"). If the Corporation receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder's beneficial ownership, as determined pursuant to this Section 5(d), to exceed the Maximum Percentage, such Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within one Trading Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Series D, by such Holder since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Series D results in such Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder's beneficial ownership exceeds the Maximum Percentage (the "**Excess Shares**") shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Series D pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(f) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The provisions of this Section 5(f) shall be of no further force or effect if the Holder participates in a subsequent transaction with the Corporation which results in the Holder beneficially owning in excess of 4.99% of the number of shares of the Common Stock outstanding which shall include securities convertible into Common Stock which do not contain a beneficial ownership limitation.

6. Rights Upon Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a "**Corporate Event**"), the Corporation shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Series D held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock

been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Series D contained in this Certificate of Designations) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Series D held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. The provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Series D contained in this Certificate of Designations. "**Fundamental Transaction**" means the occurrence of the Corporation (i) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidating or merging with or into (whether or not the Corporation is the surviving corporation) another Person, (B) selling, assigning, transferring, conveying or otherwise disposing of all or substantially all of the properties or assets of the Corporation or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Persons, (C) making, or allowing one or more Persons to make, or allowing the Corporation to be subject to or have its Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Persons making or party to, or Affiliated with any Persons making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Persons making or party to, or Affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, (D) consummating a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Persons making or party to, or Affiliated with any Persons making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (E) reorganize, recapitalize or reclassify its Common Stock.

7. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (a) shall not increase the

par value of any shares of Common Stock receivable upon the conversion of any Series D above the Conversion Rate then in effect and (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series D.

8. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series E shall have no voting rights. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of a majority of the outstanding Series E, including the Required Holder, voting together as a single class, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Articles of Incorporation or Bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series E, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Series E; or (c) issue any Series E other than as provided in Section 2.

9. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "**Liquidation Funds**"), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any Parity Stock then outstanding, an amount per share of Series D equal to the greater of (A) the Stated Value of such Series D on the date of such payment and (B) the amount per share such Holder would receive if such Holder converted such Series D into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series D and all holders of shares of Parity Stock. To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 9. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 11 applies.

10. Distribution of Assets. If the Corporation shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the "**Distributions**"), then each Holder, as holders of Series D, will be entitled to such Distributions as if such Holder had

held the number of shares of Common Stock acquirable upon complete conversion of the Series D immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions.

11. Transfer of Series D. A Holder may transfer some or all of its Series D without the consent of the Corporation, subject to compliance with Section 5 of the Securities Act of 1933.

12. Form of Security. The Series D shall be issued as book-entry securities directly registered in the stockholder's name on the Corporation's books and records or, if requested by any holder of the Series D, such holder's shares may be issued in certificated form.

13. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder's right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation's compliance with the terms and conditions of this Certificate of Designations.

14. Attorney's Fees. If (i) any shares of Series D are placed in the hands of an attorney to enforce the provisions of this Certificate of Designations or (ii) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting Corporation creditors' rights and involving a claim under this Certificate of Designations, then the Corporation shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including attorneys' fees and disbursements.

15. Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed

to include the masculine, feminine, neuter, singular and plural forms thereof. The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and all Holders and shall not be construed against any Person as the drafter hereof.

17. Governing Law; Exclusive Jurisdiction. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Except as otherwise required by this Certificate of Designations, the Corporation hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation's obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder. **The Corporation hereby irrevocably waives any right it may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Certificate of Designations or any transaction contemplated hereby.**

18. Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series D Convertible Preferred Stock of Madison Technologies, Inc., Inc. to be signed by its Chief Executive Officer on this 25th day of March, 2021.

MADISON TECHNOLOGIES, INC., INC.

DocuSigned by:

By: ______________________________

Philip Falcone, Chief Executive Officer

EXHIBIT I

MADISON TECHNOLOGIES, INC., INC.
DELIVERY NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock of Madison Technologies, Inc., Inc. (the "**Certificate of Designations**"). In accordance with and pursuant to the Conversion Notice the Holder received from the Corporation, the Holder hereby directs the Corporation to:

Please issue the Common Stock into which the applicable Series D are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: ______________________________
____
____

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: ______________________________
DTC Number: ______________________________
Account Number: ______________________________

Date: _____________ __, 2020

____
Name of Registered Holder

By: ______________________
Name:
Title:

Tax ID: ____________________
Facsimile: ____________________
E-mail Address: ____________________

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Delivery Notice and hereby directs____________ to issue _________________ shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by West Coast Stock Transfer.

MADISON TECHNOLOGIES, INC., INC.

By:_________________________________

Name:

Title: